Exhibit 99.1

News Release:

PATRIOT OUTLINES EXPLORATION PLANS FOR

KM 66 SILVER-GOLD PROJECT IN DURANGO, MEXICO

Announcement Highlights:

•

Advanced stage work aimed at expanding historical (NI 43-101) indicated resource (22 million ounces silver equivalent*)

•

Update resource estimate and conduct preliminary economic assessment

•

Additional pure exploration targeting new discoveries in the 13,400-hectare property

Vancouver, B.C., January 3, 2013 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF).

Patriot Minefinders Inc. (“Patriot”) is pleased to announce exploration plans for 2013. In addition to exploration targeting new discoveries, Patriot will focus on the KM 66 project that includes an advanced stage silver-gold deposit located in the mining friendly and prolific silver belt in the state of Durango, Mexico.

The KM 66 project contains a historical (2008) indicated resource of 22,297,800 silver equivalent ounces (6,585,900 tonnes grading 28 g/t silver, 0.09 g/t gold, 0.41% lead, 1.14% zinc) and a further 6,305,000 silver equivalent ounces (2,027,900 million tonnes grading 34 g/t silver, 0.13 g/t gold, 0.54% lead, 0.81% zinc) in the inferred category using a cut-off grade of 50 g/t silver equivalent in the La Gloria and Las Palmitas areas (“La Gloria”)*.  In 2013 Patriot plans to update the historic resource to current NI 43-101 standards and carry out a Preliminary Economic Assessment to determine the potential economics of the project.

KM 66 covers a five kilometre-long trend of mineralization that includes the La Gloria and Las Palmitas breccia-hosted epithermal silver-gold-lead-zinc deposits.  The style of mineralization in KM 66 exhibits similarities to Goldcorp’s Penasquito and Camino Rojo deposits and Patriot’s focus will be on expanding the La Gloria deposit area.  The Company believes that the breccia zone which hosts the deposit has not been defined and that the precious and base metal mineralization identified to date on KM 66 is indicative of a larger mineral system under shallow cover.

To expand the size of La Gloria, Patriot plans to conduct ground geophysical survey along the mineralized trend and diamond core drilling.  Drilling will include holes to confirm extensions of the La Gloria deposit in the immediate areas.  Patriot also plans to conduct ground geophysical survey on the recently discovered Victorinos target five kilometers east of La Gloria.  Recent work by Bearing Resources Ltd. (“Bearing”) has defined a 500m by 600m gold-silver-lead-zinc soil anomaly hosted by rhyolite.  Victorinos is a volcanic-hosted bulk-tonnage silver base metal deposit and rock sampling has indicated silver in sheeted and disseminated zones in altered rhyolite and local high grade silver base metal veins.  The Company expects to test some of the targets defined by geophysics and soil geochemistry in 2013.

The work program in 2013 will be managed by Bearing Resources Ltd., the company’s partner on the project. Under the terms of the LOI (see press release November 28, 2012) Patriot has the option to earn up to 75%

interest on the project.  Bearing has significant experience in the area and has a technical team on the ground which makes this arrangement beneficial to Patriot at this stage of work.  In 2013, Patriot will focus on the expansion, definition and preliminary economic assessment of the advanced stage silver deposit at KM 66 and on exploration around that area and will not be proceeding with the joint venture with San Marco Minerals on the La Buena project.

Patriot and Bearing caution the reader that the resource mentioned in this news release, prepared by Wardrop Engineering (“Wardrop”) in 2008 for Great Panther Resources Ltd., is considered a “historical estimate” under NI 43-101 and a qualified person from the Company has not done sufficient work to classify the historical estimate as a current mineral resource. Patriot and Bearing are not treating the historical estimate as a current mineral resource.

*Based on a Technical Report dated May 8, 2008 prepared by Wardrop Engineering (“Wardrop”) of Vancouver, B.C. for Great Panther Silver Ltd. which previously held an option to acquire KM 66. Metal prices and recoveries used by Wardrop were US $9.55 per ounce and 76 per cent, respectively, for silver, US $530 per ounce and 70 per cent for gold, US $0.63 per pound and 80 per cent for lead, and US$1 per pound and 80 per cent for zinc. Copy of the report titled “Technical Report on the Mapimi Project, Mexico”   can be found at www.sedar.com under the profile of Great Panther.

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. Patriot is an exploration company focused on the development of gold and silver deposits in the known mining districts of Mexico. The execution of a Definitive Agreement on the KM 66 Project with Bearing Resources Ltd. will turn Patriot into a major explorer in the prolific silver-gold belt of Central Mexico. Patriot trades under the symbol PROF.

Fred Tejada, P.Geo, Director of Patriot, is a qualified person within the context of National Instrument 43-101, has reviewed and takes responsibility for the technical content of this news release.

On behalf of the Board

“John H. Schweitzer”

JOHN H. SCHWEITZER, CEO & Director

___________________________________________________________________________________________________

Patriot Minefinders Inc

700 - 510 West Hastings Street

Vancouver, B.C., Canada V6B1L8

Tel. 604-687-7160   Fax. 604-687-7165

 Email: info@patriotminefinders.com

Website: www.patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Buena Project, any geological similarities with the Penasquito deposit or other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.